Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 17, 2014, except for the paragraph under the caption “Reverse Stock Split” within Note 2, as to which the date is                     , 2014, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-195378) and related Prospectus of ContraFect Corporation dated July 23, 2014.

Ernst & Young LLP

MetroPark, New Jersey

The foregoing report is in the form that will be signed upon the completion of the reverse stock split described under the caption “Reverse Stock Split” within Note 2 to the financial statements.

/s/ Ernst & Young LLP

MetroPark, New Jersey

July 23, 2014